Exhibit 10.1

VALUATION PAYMENT
SETTLEMENT AGREEMENT

This Agreement is made on 20 February 2008
Between
(1)	R.J. Reynolds tobacco C.V., a limited partnership organised under the law of The Netherlands (Reynolds); and
(2)	Gallaher limited, a company incorporated in England and Wales with company number 1501573 and having its registered office at Members Hill, Brooklands Road, Weybridge, Surrey KT13 0QU, England (Gallaher),

each a Party and together the Parties.
Recitals
(A) R.J. Reynolds Tobacco Holdings, Inc., the parent company of Reynolds, and Gallaher Group plc, the parent company of Gallaher, are parties to a Joint Venture Participation Agreement dated 19 June 2002 pursuant to which R.J. Reynolds — Gallaher International Sàrl (RGI), a Swiss limited liability company, was formed to conduct the manufacturing, marketing, distribution and sale of American Blend cigarette products in specified territories.
(B) Pursuant to a Limited Liability Company Agreement dated 12 July 2002 (the LLC Agreement), Gallaher (Austria) GmbH and Reynolds agreed terms relating to the management and operation of RGI on the basis that each member of RGI or its affiliates would by 12 July 2002 have licensed or sub-licensed to RGI various trademarks and associated rights for use on American Blend cigarettes in specified territories.
(C) Under Trade Mark Licences dated 12 July 2002, the Parties licensed or sub-licensed various trademarks and associated rights owned by them to RGI (the Trade Mark Licences).
(D) The Parties entered into a License Buyout Agreement dated 12 July 2002, as subsequently amended on 1 March 2004, (the LBA), pursuant to which they agreed a mechanism for payment of an amount from one Party to the other calculated by reference to the relative aggregate Valuations of each Party’s trademarks and associated rights licensed or sub-licensed to RGI under the Trade Mark Licences.

(E) Reynolds served notice of termination of the LLC Agreement on 15 May 2007 specifying the effective date of termination as 30 November 2007, which became the Valuation Date under the LBA.
(F) Following exchange of the Valuations on 29 January 2008 and subsequent negotiations in accordance with the provisions of the LBA, the Parties have agreed on the amount of the Valuation Payment due under the LBA and on the identity of the paying Party and wish to record the terms of their agreement on a binding basis in this Agreement.
(G) The Parties have agreed to enter into this Agreement in consideration of the mutual covenants and other valuable consideration set out below.
1. Definitions and interpretation
1.1 In this Agreement, the following terms shall have the following meaning:
(a)	Agreement means this agreement as may be amended in writing by or on behalf of the Parties from time to time.
(b)	Claim means any or all claims, potential claims, counterclaims, potential counterclaims, rights of set-off, indemnities, challenges, causes of action, rights or interests of any kind or nature whatsoever (including Claims for interest or costs), whether known or unknown, suspected or unsuspected, however and whenever arising and in whatever capacity and jurisdiction, whether secured, proprietary, and whether by way of contribution or subrogation or otherwise, and whether direct or indirect, oral or written, foreseen or unforeseen, known or unknown, latent or patent, actual or potential, present or future and howsoever arising.
(c)	Effective Date means the date appearing at the head of this Agreement.
(d)	Valuation Payment Sum means the sum of €265,000,000 (two hundred and sixty five million Euros) payable by Gallaher to Reynolds in accordance with clauses 2 and 3 of this Agreement.
1.2 Terms used but not otherwise defined in this Agreement shall have the meanings given to them in the LBA and the LLC Agreement.

1.3 For the purposes of clauses 2 and 5 of this Agreement, any reference to any Party includes any parents, subsidiaries, affiliates, assigns, successors, transferees, representatives, principals, agents, officers or directors of that Party.
1.4 Save where the context requires otherwise, clause headings are for convenience only and shall not be taken into account in the interpretation of this Agreement.
2. Full and final settlement
2.1 Subject to the terms of this Agreement, Reynolds accepts payment of the Valuation Payment Sum in full and final settlement of Gallaher’s obligations under the LBA.
2.2 Each Party releases and discharges the other Party from liability for any and all Claims arising out of or in any way relating to, whether contractual, tortious or other in respect of, the LBA, save in relation to enforcement of obligations arising under this Agreement.
3. Payment Details
3.1 Subject to clause 3.4 below, by 4pm London time on 20 April 2008, Gallaher shall initiate the transmission of payment to Reynolds the sum of €106,000,000 (one hundred and six million Euros) representing 40% (forty per cent) of the Valuation Payment Sum.
3.2 Subject to clause 3.4 below, by the dates and times specified in (a)-(f) below, Gallaher shall initiate the transmission of payment to Reynolds the sum of €26,500,000 (twenty six million and five hundred thousand Euros), each payment representing 10% (ten per cent) of the Valuation Payment Sum.
(a)	4pm London time on 20 April 2009;

(b)	4pm London time on 20 April 2010;

(c)	4pm London time on 20 April 2011;

(d)	4pm London time on 20 April 2012;

(e)	4pm London time on 20 April 2013; and

(f)	4pm London time on 20 April 2014.
3.3 Payments under clauses 3.1 and 3.2 shall be made by bank transfer to the account nominated in writing by Reynolds (such notification to be provided to Gallaher by fax (attention: Lorenzo Pillinini) at fax number +44 1932 372 571 not later than 30 (thirty) days prior to the date by which transmission of the relevant payment is to be initiated by Gallaher in accordance with clause 3.1 or 3.2). In the absence of such notification, payments shall be made to the account to which payment was last made under this Agreement.
3.4 All sums payable under clauses 3.1 and 3.2 shall be paid free and clear of any deductions, withholdings, set offs or counterclaims whatsoever, except any deduction or withholding which may be required by law in relation to any tax, in which case Gallaher:
(a)	shall ensure that the amount by which the payment is reduced (the Required Amount) does not exceed the minimum legally required;
(b)	shall account in full for the Required Amount to the relevant taxation or other competent authority on or before its due date; and
(c)	shall provide to Reynolds on or before such due date an official receipt of the relevant taxation or other competent authority for the Required Amount or if such receipts are not issued by the authority concerned a certificate of deduction or equivalent evidence relating to the Required Amount.
4. Termination of the LBA
4.1 The Parties agree that the LBA will automatically terminate on the Effective Date.
5. Confidentiality
5.1 Each Party agrees that it shall keep this Agreement confidential and shall not disclose this Agreement or otherwise make any announcement or disclosure in connection with the existence or subject matter of this Agreement or the substance of negotiations in connection with it (the Confidential Information), without the prior written consent of the other Party, provided however that the obligation under this clause shall not apply if and to the extent that:
(a)	such announcement or disclosure is required by any law or regulation or by any court, stock exchange or any regulatory, governmental, antitrust body or tax authority, provided that in such circumstances the Parties shall, as appropriate and to the extent reasonably practicable and legally permissible, consult with each other in advance of any such announcement or disclosure as to the proposed form, timing and content of the announcement or disclosure; or
(b)	the Confidential Information is disclosed to the Parties’ legal or financial advisers, where it is reasonably required for the purposes of exercising the rights or performing the obligations under this Agreement or of complying with announcements or disclosures required by sub-paragraph (a) of this clause 5.1 and the advisers are informed of the confidential nature of the disclosure; or
(c)	the Confidential Information has come into the public domain other than through its fault (or that of its representatives).
5.2 The Parties hereby agree to take all reasonable steps to make their employees and agents aware of the terms of this clause and to ensure compliance with such terms.
6. Conflicts between this Agreement and the License Buyout Agreement
6.1 In the case of any conflict between the terms of the LBA and the terms of this Agreement, the terms of this Agreement shall prevail.
7. Successors and Assigns
7.1 This Agreement shall be binding upon and inure for the benefit of each Party’s successors and assigns.

8. Representations and Warranties
8.1 Each Party represents and warrants that the person signing on its behalf has the authority to execute this Agreement and bind that Party.
8.2 Each Party represents and warrants that it has not previously assigned any Claim or cause of action belonging to it, or which it has had the right to assert on behalf of others or that could have been asserted which arose out of or in connection with the LBA or out of the subject matter of the LBA or this Agreement.
8.3 Neither Party makes any representation or warranty, express or implied, other than those made in this clause 8.
9. No rights of rescission or termination
9.1 Neither Party shall be entitled to rescind or terminate this Agreement in any circumstances whatsoever (whether before or after termination of the LBA) for breach of any of the obligations under this Agreement, other than pursuant to any such rights which arise in respect of fraudulent misrepresentation.
10. Entire Agreement
10.1 Each Party confirms that this Agreement constitutes the entire agreement and understanding between the Parties in connection with the settlement of any and all matters arising under or in connection with or out of the subject matter of the LBA or this Agreement.
10.2 Each Party confirms that it is not relying upon any statement or representation made by and on behalf of any of the other Parties, whether or not in writing, at any time prior to execution of this Agreement which is not expressly set out herein. Each Party expressly agrees that it will not have any right of action in relation to any statement or representation, whether oral or written, made by or on behalf of any of the other Parties in the course of any negotiations which preceded the execution hereof, unless such statements or representations were made fraudulently.

11. Contracts (Rights of Third Parties) Act 1999
11.1 The Parties agree that the terms of this agreement are not enforceable by any third party under the Contracts (Rights of Third Parties) Act 1999.
12. Variation
12.1 No amendment of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of each of the Parties.
13. Invalidity
13.1 Each of the provisions of this Agreement is severable. If any such provision is held to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and the Parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.
14. Further assurances
14.1 The Parties shall perform (or procure the performance of) all further acts and things and execute and deliver (or procure the execution and delivery of) such further documents as may be required by law or as may be necessary or reasonably required to implement and give effect to this Agreement and to terminate the LBA.
15. Counterparts
15.1 This Agreement may be executed in any number of counterparts, and all of such counterparts taken together, shall be deemed to constitute one and the same instrument.
16. Governing Law
16.1 This Agreement shall be governed by and be construed in accordance with English law. Any dispute arising out of or in connection with, or concerning the carrying into effect of, this Agreement shall be subject to the exclusive jurisdiction of the High Court of England, and the parties hereby submit to the exclusive jurisdiction of that court for these purposes.

IN WITNESS of which the Parties have executed this Agreement on the date first mentioned above.
R.J. REYNOLDS TOBACCO C.V.
By: R. J. REYNOLDS GLOBAL PRODUCTS, INC., Its General Partner
by /s/ McDara P. Folan, III
Name: McDara P. Folan, III
Position: Director and Secretary
by /s/ Godefridus Vranken
Name: Godefridus Vranken
Position: Director
for and on behalf of GALLAHER LIMITED